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EXHIBIT 10.35

                                   DIDAX, INC.
                       CONCLUSION OF EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made February 27, 1998 by and between Dr. Robert C. Varney of Reston, Virginia ("Varney") and DIDAX INC., a Delaware business corporation with its principal place of business in Chantilly, Virginia ("DIDAX").

1. CONCLUDES EMPLOYMENT. Varney agrees to continue as Chief Executive Officer ("CEO") of DIDAX until a new CEO is recruited and hired by the Board, but hereby tenders his resignation which the Board intends to accept when the new CEO is hired.

2. CONTINUES ON BOARD AS VICE CHAIR. Varney agrees to continue as a member of the DIDAX Board, and to serve the Board as Vice Chair commencing with the effectiveness of this Agreement and subject to the processes prescribed in Articles IV and VII of the DIDAX Bylaws.

3. OPTIONS. Varney shall continue to have the option rights to acquire shares of DIDAX' outstanding common stock in the amounts, price and terms indicated in Attachment "A" to this Agreement, which reflects a 100,000 share reduction in the shares (from 145,312 to 45,132) exercisable at $5.00.

4. HEALTH CARE BENEFITS. Upon conclusion of his employment with DIDAX, Varney shall have full rights to continue at DIDAX' expense health care benefits comparable to group coverage provided by DIDAX from time to time to its employees. This benefits coverage will cease upon the date Varney is eligible for coverage by a succeeding employer or under other health care coverage such as Medicare.

5. SEVERANCE. Upon conclusion of his employment with DIDAX, Varney shall continue to receive as severance his current salary for an additional eighteen
(18) months.

6. ENTIRE AGREEMENT. This Agreement (and the Attachment hereto) embodies the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to Varney's association with DIDAX including his employment as CEO and the conclusion of that employment and any rights and obligations which might have been asserted by the parties under an agreement dated June 10, 1997.

7. RELEASE. In consideration of the mutual promises and the benefits conferred in this Agreement the parties hereby waive and release any and all claims and causes of action for damages or other relief that either may have against the other (or their personal representatives, agents, assigns, attorneys, and their officers, directors, employees, agents, or representatives) based on Varney's employment or other association with DIDAX, the conclusion of employment, or any event or transaction that occurred before the date of this Agreement.


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8. NON-DEFAMATION. Neither party will make or provide any defamatory or false information about or relating to Varney or DIDAX or its management, employees, Board or other agents to anyone not a party to this Agreement. Both parties agree that such defamatory or false information will be of irreparable harm and therefore the harmed party can seek injunctive relief to cease and desist.

9. COLLECTION. Should either party fail to abide by this Agreement, the other party may exercise all its rights under the law and consistent with the conciliation provision below to enforce this Agreement, and the prevailing party shall be entitled to reasonable interest and attorneys fees for any award or judgement it may be awarded against the other party under this Agreement.

10. CONCILIATION. The parties believe that the Bible commands them to make every effort to live at peace and to resolve disputes with each other in private or within the Christian church (see Matthew 18:15-20, 1 Corinthians 6:1-8). Therefore, the parties agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation, 1537 Avenue D, Suite 352, Billings, MT 59102. Judgment upon an arbitration decision may be entered in any court otherwise having jurisdiction. These methods shall be the sole remedy for any controversy or claim arising out of this Agreement and the parties expressly waive our respective right to file a lawsuit in any civil court against one another for such disputes, except to enforce an arbitration decision.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.



DR. ROBERT C. VARNEY                         DIDAX INC.

/s/ Dr. Robert C. Varney                     /s/ James Buick
------------------------                     -----------------------
Dr. Robert C. Varney                         Mr. James Buick
                                             Chairman of the Board

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                                 ATTACHMENT "A"

                                 Robert Varney


Shares        Exercise                   Vesting                      Expiration
               Price                                                     Date
----------------------------------------------------------------------------------
116,000        $2.00                   Fully Vested                    06/29/05
45,312         $5.00    $.125 EPS For Quarter OR $.50 EPS For Year     09/30/06
17,524         $4.00                   Fully Vested                    12/31/06
8,075          $5.00                   Fully Vested                    03/31/07
8,075          $5.00                   Fully Vested                    06/30/07